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                                                                    EXHIBIT 99.1
PRESS RELEASE
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CONTACTS:
Robert L. Baumgardner                         Mary Ellen Goodall
Little Switzerland, Inc.                      Walter Denby
340/776-2010                                  D.F. King & Co., Inc.
                                              212/269-5550

FOR IMMEDIATE RELEASE
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           LITTLE SWITZERLAND ANNOUNCES NASDAQ DECISION TO DELIST
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            THE COMPANY'S SECURITIES FROM THE NASDAQ SMALLCAP MARKET
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                     AND TRANSFER TO THE OTC BULLETIN BOARD
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     ST. THOMAS, U.S. VIRGIN ISLANDS, December 22, 1999 . . . Little
Switzerland, Inc. announced today that Nasdaq has notified the Company that, based upon the Company's failure to meet certain continued listing requirements, including obtaining alternative asset-based financing to pay down existing debt and for working capital purposes, Nasdaq has delisted the Company's common stock from the Nasdaq SmallCap Market effective as of the close of business today, December 22, 1999. The Company's stock will be eligible to trade on Nasdaq's OTC Bulletin Board beginning with the open of business December 23, 1999.

          The Company's president and chief executive officer, Robert Baumgardner, stated "We are disappointed with Nasdaq's decision to delist the Company's stock. The Company has made significant progress in its restructuring. However, because of the adverse impact of Hurricane Lenny on the Company's business, we were unable to meet Nasdaq's continued listing requirements in the time required."

          The Company is still engaged in active negotiations with an asset-based lender to obtain alternative financing and, at this time, anticipates closing on a new working capital facility by the end of January 2000. The Company is also in active negotiations with its existing lenders to extend the terms of the forbearance agreement through January 31, 2000. In connection with the foregoing, the Company has reduced the amount of debt owed to its existing lenders.

          As a result of Nasdaq's decision, the Company will not effectuate the reverse stock split which was approved by the Company's stockholders at its annual meeting held on December 21, 1999. At the annual meeting the Company's stockholders also elected Peter R. McMullin and Kenneth W. Watson as Class II directors, each with a term expiring at the 2002 annual meeting.
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          This press release contains forward-looking statements with respect to certain events. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

          Little Switzerland, Inc. is a leading specialty retailer of brand name watches, jewelry, crystal, china, fragrances and accessories, operating 20 stores on six Caribbean islands, and two stores in Alaska cruise ship destinations. The Company's primary market consists of vacationing tourists attracted by free-port pricing, duty-free allowances and a wide variety of high quality merchandise.

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